                                                --------------------------------
                                                           OMB APPROVAL
                                                --------------------------------
                                                OMB Number:           3235-0145
                                                Expires:        August 31, 1999
                                                Estimated average burden
                                                hours per response........14.90
                                                --------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No.     )*
                                              -----

                            JWGENESIS FINANCIAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   482227 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 15, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /        Rule 13d-1(b)

         /X/        Rule 13d-1(c)

         / /        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


       POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)                                  Brownstein Hyatt & Farber, P.C.

------------------------------------           ---------------------------------
 CUSIP NO. 48227 10 5                   13G                         PAGE 2 OF 5
------------------------------------           ---------------------------------

--------------------------------------------------------------------------------
1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      John A. Elway, Jr.

--------------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group (See Instructions).

      Not applicable.

      (a) / /
      (b) / /

--------------------------------------------------------------------------------

3.    SEC Use Only

--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization

      United States of America

--------------------------------------------------------------------------------

Number of Shares        5.   Sole Voting Power
Beneficially Owned            500,000 (1)
by Each Reporting       6.   Shared Voting Power
Person With:                  Not applicable.
                        7.  Sole Voting Power
                              500,000 (1)
                        8.   Shared Voting Power
                              Not applicable.

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person

      500,000 (1)

--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row 9 Excludes Certain Shares (See Instructions) / /

      Not applicable.

--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9

      7.9%

--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)

      IN

--------------------------------------------------------------------------------

---------------------
(1) Includes option to purchase 500,000 shares of the Issuer's common stock, which is presently exercisable.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
             Information Statement Pursuant to Rules 13d-1 and 13d-2

ITEM 1.

         (a)      Name of Issuer:

                  JWGenesis Financial Corp.

         (b)      Address of Issuer's Principal Executive Officers:

                  980 North Federal Highway, Suite 210
                  Boca Raton, Florida 33432

ITEM 2.

         (a)      Name of Person Filing:

                  John A. Elway, Jr.

         (b)      Address of Principal Business Office or, if none, Residence:

                  c/o Michael J. Sternick, Esq., Brownstein Hyatt & Farber, P.C., 410 Seventeenth Street, Suite 2200, Denver, Colorado 80202

         (c)      Citizenship:

                  United States of America

         (d)      Title of Class of Securities:

                  Common Stock, $0.001 par value

         (e)      CUSIP Number:

                  482227 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)  / /  Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

         (c) / / Insurance company as defined in section 3(a)(9) of the Act (15 U.S.C. 78c).

         (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)  / /  An investment adviser in accordance with
                   Section 240.13d-1(b)(1)(ii)(E).

         (f)  / /  An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F).

         (g)  / /  A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G).

         (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

         (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

         (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:  500,000 (2)

         (b)      Percent of class:  7.9%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 500,000 (2)

                  (ii)     Shared power to vote or to direct the vote: -0-

                  (iii) Sole power to dispose or to direct the disposition of: 500,000 (2)

                  (iv) Shared power to dispose or to direct the disposition of: -0-

    INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.


---------------------
(2) Includes option to purchase 500,000 shares of the Issuer's common stock, which is presently exercisable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                  Not applicable.

         (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   August 12, 1999
                                      ------------------------------------------
                                                         Date

                                                  /s/ John A. Elway, Jr.
                                      ------------------------------------------
                                                      Signature

                                               John A. Elway, Jr./Consultant
                                      ------------------------------------------
                                                      Name/Title